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                                                                   EXHIBIT 10(a)

                              EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (this "Agreement") has been made as of April 1, 2000 by and between TRANSMATION, INC., an Ohio corporation (the "Corporation"), and ROBERT G. KLIMASEWSKI (the "Employee").

         The parties agree as follows:

         1. MUTUAL AGREEMENT OF THE PARTIES. The Corporation hereby agrees to continue to employ the Employee, and the Employee hereby agrees to accept such continued employment, for the period and on the terms and conditions set forth in this Agreement.

         2. TERM OF EMPLOYMENT. The term of this Agreement and of the Employee's employment hereunder (the "TERM") shall commence on the date hereof and shall expire on March 31, 2003, subject to earlier termination as provided by Section 9 hereof. As used herein, the term "Year" shall mean any period during the Term commencing on April 1 and ending on the next succeeding March 31.

         3. AUTHORITY AND DUTIES. During the Term the Employee shall be the President and Chief Executive Officer of the Corporation. As such, he shall: (a) report and be responsible to the Board of Directors of the Corporation (the "BOARD OF DIRECTORS"); (b) be responsible for all of the business and operations of the Corporation; and (c) have and exercise such powers and authority as are customarily enjoyed by a president and chief executive officer of a corporation, subject only to direction by the Board of Directors. The Employee shall devote such time to the affairs of the Corporation as is necessary for the performance of his duties hereunder, and shall use his best efforts to promote its best interests.

         4. COMPENSATION. During the Term the Corporation shall pay to the Employee, and the Employee shall accept, as compensation for all services rendered under this Agreement, the compensation provided by this Section 4.

                  (a) SALARY. The Corporation shall pay the Employee a cash salary at the annual rates of (i) $275,000 during the first Year of the Term,
(i) $300,000 during the second Year of the Term, and (iii) $325,000 during the third Year of the Term. Such salary shall be payable at such intervals (but not less often than biweekly or semi-monthly) as the Corporation pays the salaries of other senior executives during the Term.

                  (b) ANNUAL BONUS. The Corporation shall pay the Employee, in respect of each Year (or portion thereof) during the Term, a bonus (if any) paid under and pursuant to the terms of the Corporation's Annual Executive Bonus Plan adopted by the Compensation, Benefits and Stock Options Committee the Board of Directors for that Year.


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         5. BENEFITS.

                  (a) VACATION. During the Term, the Employee shall be entitled to the same amount of paid vacation time per annum as the Corporation provides its other senior executives.

                  (b) AUTOMOBILE ALLOWANCE. During the Term, the Corporation shall provide the Employee with an automobile allowance in the amount of $1,000 per month.

                  (c) CLUB MEMBERSHIP. During the Term, the Corporation shall, at its expense, provide the Employee with membership in one country club of his choosing.

                  (d) OTHER BENEFITS. During the Term, the Corporation shall, at its expense, provide in the name and for the benefit of the Employee and his designated beneficiaries all fringe benefit plans and programs which the Corporation then provides for its senior executives, except if and to the extent that the Employee waives his rights thereto. Nothing contained herein shall be deemed to restrict or limit the right of the Corporation at any time to modify, amend or terminate any or all such fringe benefit plans and programs.

                  (e) ONE-TIME BENEFIT PAYMENT. As soon as practicable after the date hereof, the Corporation shall pay to the Employee the amount of $48,970, representing the cost to the Corporation of Corporation-provided benefits which the Employee has waived since the commencement of his employment by the Corporation in 1994.

         6. BUSINESS EXPENSES. The Corporation shall pay or reimburse the Employee for all reasonable travel and other expenses incurred or paid by him in connection with the performance of his duties under this Agreement, upon presentation to the Corporation of expense statements or vouchers and such other supporting documentation as it may, from time to time, reasonably require; provided, however, that the amount available for such expenses may, at any time or from time to time, be fixed in advance by the Board of Directors.

         7. NON-COMPETITION. The Employee agrees that during the Term he shall not, without the express written consent of the Corporation, engage directly or indirectly (whether by means of stock ownership or otherwise) in any business which is in competition, directly or indirectly, with the business of the Corporation. A direct or indirect investment by the Employee in less than 5 percent of the total capital of any such competitive enterprise or business whose stock is publicly traded shall not be deemed a violation of this Section 7.

         8. CONFIDENTIALITY. The Employee acknowledges that in the course of his employment by the Corporation he has had and will have access to confidential information relating to the business and affairs of the Corporation, including without limitation information relating to business ideas, trade secrets, product development, secret processes, plans and/or materials, statistical information and customer lists. The Employee agrees that he will not, either during the Term or after its expiration, without the prior express written consent of the Corporation, disclose, divulge, furnish, release or otherwise make available to any person or entity any of such confidential information, except for: (a) disclosures made, in furtherance of the Corporation's interests, with the approval or at the direction of investment bankers (if any) retained by the Corporation, and (b) disclosures of information which, through no breach of the Employee's obligations under this Section 8, is no longer confidential.


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         9. TERMINATION.

                  (a) TERMINATION. This Agreement and the Employee's employment hereunder shall terminate at the close of business on the earliest of the following dates:

                           (i) March 31, 2003; or

                           (ii) the date of the Employee's death; or

                           (iii) the thirtieth day following the date on which the Corporation receives written notice of the Employee's termination of this Agreement; or

                           (iv) the thirtieth day following the date on which the Employee receives written notice of the Board of Directors' termination of this Agreement with or without "Cause" (as defined in Section 9(b) hereof).

                  (b) CAUSE FOR TERMINATION. For purposes of this Agreement, the term "Cause" shall mean a reasonable determination by vote of a majority of the members of the Board of Directors then holding office (other than the Employee if he shall then be a director) that one of the following conditions exists or one of the following events has occurred:

                           (i) the willful misconduct or gross negligence of the Employee in connection with the performance of his duties hereunder; or

                           (ii) the Employee's conviction of any crime or offense involving money, property or personnel of the Corporation, or of any other crime which constitutes a felony; or

                           (iii) the Employee's use, possession or being under the influence of any narcotic or controlled substance while at work, or his being under the influence of any alcoholic beverage while at work; or

                           (iv) subject to the further provisions of this
         Section 9(b), the Corporation's failure to achieve as of the close of any Year during the Term the net income required by the budget for that Year adopted by the Board of the Directors, subject to the exception from the budget of such extraordinary items as the Board of Directors may, in its discretion, approve from time to time.

It is the intention of the Board of Directors and the Employee that the circumstances contemplated by Section 9(b)(iv) hereof be fair reflections of the Employee's performance as the Corporation's President and Chief Executive Officer. To that end, the Board of Directors and the Employee shall both act in good faith in the creation and adoption of each such budget and the consideration of each such exception.

         10. SEVERANCE.

                  (a) CERTAIN DEFINITIONS. As used herein:



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                           (i) "TOTAL COMPENSATION" means and includes without
                  limitation salary, bonuses (if any), benefits (if any) and compensation (if any) in the form of stock or options to purchase stock; provided, however, that any such compensation that is payable to the Employee other than in cash shall be valued for the purposes of this Section 10 at its fair market value on the date it is payable.

                           (ii) "NORMAL TERMINATION DATE" means the applicable
                  date of termination specified in Section 9(a) hereof.

                           (iii) A "CHANGE IN CONTROL" shall have occurred if:

                                    (A) the Corporation is merged or
                  consolidated with another entity and as a result thereof less than 50 percent of the outstanding voting securities of the surviving or resulting entity shall then be owned in the aggregate by the former shareholders of the Corporation; or

                                    (B) as a result of, or in connection with,
                  any tender offer or exchange offer, merger or other business combination, or sale or other disposition of assets, or any combination of the foregoing transactions, persons constituting a majority of the Board on the date hereof shall not constitute a majority of the board of directors of the surviving or resulting entity; or

                                    (C) a tender offer or exchange offer for the
                  ownership of securities of the Corporation representing over 50 percent of the combined voting power of the Corporation's then outstanding voting securities is made and consummated; or

                                    (D) any "person," including a "group" within
                  the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is or becomes, directly or indirectly, the beneficial owner of securities of the Corporation representing over 50 percent of the combined voting power of the Corporation's then outstanding securities.

                           (iv) "SUCCESSOR" means any successor to the assets, rights or business of the Corporation as a result of a Change in Control, including without limitation the Corporation if it is the surviving or resulting entity of the Change in Control.

                           (v) "TRIGGER TERMINATION" means any termination, after the effective date of a Change in Control, of this Agreement, except for the following terminations which are not Trigger
         Terminations: (A) the Employee's voluntary termination for reasons other than a Material Change (as hereinafter defined); (B) termination upon the Employee's death or total disability; and (C) termination by expiration of the Term on March 31, 2003.

                           (vi) "MATERIAL CHANGE" means any or all of the following:



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                                    (A) a change by the Successor in the nature
                  or scope of the Employee's authority, duties or responsibilities, from those applicable to him immediately prior to the Change in Control, that is so substantial and material a reduction, or so substantially and materially burdensome, as would make a reasonable person determine not to continue such employment (it being the intent hereof to include in the definition of "Material Change" a change that would, in effect, force the Employee to terminate his employment voluntarily, but to exclude from the definition of "Material Change" a change that is ordinary and customary in the course of any change in control of a business); or

                                    (B) any reduction in the aggregate annual
                  amount of compensation and benefits payable to the Employee by the Successor from that payable to him by the Corporation immediately prior to the Change in Control; or

                                    (C) a change in the location of the
                  Employee's principal place of employment, without his express written consent, to a location which is outside the general metropolitan area of Rochester, New York.

                  (b) SEVERANCE PAYMENT IF TERMINATION WITHOUT CAUSE. In the event that the Board of Directors terminates this Agreement without Cause, the Corporation shall pay to the Employee as severance an amount equal to the greater of: (i) the Total Compensation payable to the Employee by the Corporation during the 12 months immediately preceding the Termination Date; or
(ii) the Total Compensation that would have been payable to the Employee hereunder from the Termination Date until March 31, 2003 had this Agreement not been terminated. Such severance amount shall be paid to the Employee in cash within 30 days following the Termination Date unless and to the extent that the Employee determines otherwise.

                  (c) SEVERANCE PAYMENT IF TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL. In the event that a Trigger Termination occurs during the Term, the Successor shall pay to the Employee as severance an amount equal to 300 percent of the Total Compensation payable to the Employee by the Corporation or the Successor during the 12 months immediately preceding the effective date of the Trigger Termination. Such severance amount shall be paid to the Employee in cash within 30 days following the effective date of the Trigger Termination unless and to the extent that the Employee determines otherwise.

                  (d) REDUCTION OF SEVERANCE AMOUNT IN CERTAIN CIRCUMSTANCES.

                           (i) Notwithstanding anything in this Agreement or any other agreement to the contrary, in the event that it is determined that any payment or distribution by the Successor, any affiliate thereof or any other person to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, pursuant to any other plan of deferred compensation, or pursuant to any other agreement or arrangement with the Successor or any affiliate thereof now or hereafter in effect (a "PAYMENT"), would be subject to the excise tax imposed by Section 4999, or the denial of deductions imposed by Section 280G, of the Internal Revenue Code of 1986, as amended, or any successor statute thereto (the "TAX PENALTY"), then the Payments made to or for the benefit of the Employee pursuant to this Agreement shall be reduced such that the aggregate present value is maximized without



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         causing any payment to be subject to the Tax Penalty (the "REDUCED
         AMOUNT"). In the alternative, at the sole discretion of the Successor, the full amount of the Payments may be made to the Employee and the Employee shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the Payments.

                           (ii) An initial determination as to whether a Tax Penalty would be imposed, and the amount of the Reduced Amount required by Section 10(d)(i) hereof or any Gross-Up Payment elected by the Successor, shall be made by a national independent accounting firm not regularly engaged by the Employee or the Successor and mutually acceptable to Employee and the Successor (the "ACCOUNTING FIRM"). All fees, costs and expenses of the Accounting Firm shall be borne by the Successor, which shall pay such fees, costs and expenses as they become due. The Accounting Firm shall promptly provide detailed supporting calculations, acceptable to the Employee and the Successor, to them. The amount of the Reduced Amount or, if elected by the Successor, the full Payment plus the Gross-Up Payment, if any, as determined pursuant to this Section 10(d)(ii) shall be paid by the Successor to the Employee within five business days of receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Tax Penalty would be imposed, the Successor and the Employee shall use their best efforts to ensure that the Accounting Firm furnishes both the Employee and the Successor with an unqualified opinion to that effect. Any such initial determination by the Accounting Firm of the Reduced Amount and/or the Gross-Up Payment shall be binding upon the Successor and the Employee.

                           (iii) In the event that it is determined that an excise tax will be imposed on any Payments, the Successor shall pay to the applicable governmental taxing authorities as excise tax withholding, the amount of the excise tax that the Successor has actually withheld from the Payments.

                  (e) RELATED MATTERS.

                           (i) The Employee shall not be required to mitigate the amount of any severance payable hereunder by seeking other employment or otherwise, nor shall the amount of any severance payable hereunder be reduced by any compensation earned by the Employee as the result of his employment by another employer or otherwise.

                           (ii) The provisions of this Section 10 shall not affect the Employee's right to receive all earned but unpaid salary or bonus, accrued but unpaid vacation pay, and submitted but outstanding travel or other expenses due and owing from the Corporation or the Successor on the effective date of termination of this Agreement, or any incentive compensation earned but unpaid prior to or coincidental with the effective date of such termination, all of which shall be paid to the Employee when ordinarily payable under the Corporation's or the Successor's plans, programs and practices.

                  (f) EXCLUSIVITY. The Employee shall not be entitled to any severance except as expressly provided by this Section 10.



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         11. IN GENERAL.

                  (a) BINDING OBLIGATION. This Agreement shall be binding upon and shall inure to the benefit of the Employee and his personal representatives, and the Corporation and its successors and assigns, including without limitation the Successor and any other successor to the business of the Corporation, whether by way of merger, reorganization, transfer of assets or otherwise. The term "Corporation" as used herein shall include all such successors and assigns.

                  (b) NOTICES. Any notice required or permitted by this Agreement shall be given by hand or by certified mail, return receipt requested, addressed to the Corporation at its then principal office, or to the Employee at his then residence address, or to either party at such other address as it or he may from time to time specify for the purpose in a notice similarly given to the other party.

                  (c) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                  (d) ENTIRE AGREEMENT, ETC. This Agreement contains the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to the subject matter hereof. No modification of this Agreement shall be valid unless it is in writing and signed by the Corporation and by the Employee. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

                                           TRANSMATION, INC.

                                           By:  /s/ Cornelius J. Murphy
                                              ---------------------------------
                                                Cornelius J. Murphy
                                                Chairman of the Board

                                                /s/ Robert G. Klimasewski
                                           -------------------------------------
                                           ROBERT G. KLIMASEWSKI



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